Exhibit 10.2
Note: This is just an English translation of the following agreements for your reference purpose only.

Revenue
Stamp

SPECIALIZED OVERDRAFT ACCOUNT AGREEMENT
Date: 2010/ March/ 31 (Year/Month/Day)
To: The Bank of Tokyo-Mitsubishi UFJ, Ltd.

The Obligor:	Address: Name:	Kyobashi 1-1-5, Chuo-ku, Tokyo, Japan Calgon Mitsubishi Chemical Corporation

Joint Guarantor:
	Address: Name:	400 Calgon Carbon Drive, Pittsburgh, PA 15230 U.S.A. Calgon Carbon Corporation

Joint Guarantor:
Address:
Name:

I/We, in regard to my/our specialized overdraft account transaction with your Bank using demand deposit account, do hereby agree to the terms and conditions set forth in the following Articles as well as in the provisions of the Agreement on Bank Transactions I/we separately filed with your Bank.
(Details of Agreement)

Overdraft principal limit	¥ 1,500,000,000

Expiry date of this	Date: March 31, 2011
Agreement	Except as otherwise expressed by either of the parties, due date shall be extended for another months and the same shall be applied thereafter.

Deposit account for repayment	Branch Name Yaesu-dori	Current /	Account No. 0061229	Depositor’s Name Self

Note: This is just an English translation of the following agreements for your reference purpose only.
Article 1 (Transaction procedures)
1.	In view of engaging in the overdraft transactions hereunder with your Bank, I/We shall file with your Bank the Application for Opening Overdraft Specialized Account separately.

2.	When I/We use this overdraft specialized account, we shall do so by way of withdrawing money from the account by submitting to your Bank a form of the Application for Withdrawal established by your Bank. If we have more than one account, I/We shall designate the account to use subject to your approval.

3.	The withdrawal stated in the preceding paragraph may be executed within a remaining balance after deducting overdraft amount from the foregoing overdraft limit at any time before the expiry date of this Agreement.

4.	Your Bank may withdraw over the limit at your Bank’s discretion, in which case, immediately upon your Bank’s request, I/we shall make repayment for the amount exceeding the limit.

5.	Neither shall this overdraft specialized account hereunder be withdrawn for the purpose of settlement of any promissory note and check, and account transfer except for overdraft transactions executed by the Application for Withdrawal designated in the second paragraph of this Article nor shall be made an account for receiving money transfer from any third parties. I/We will not receive any promissory note form or check book.
Article 2 (Repayment)
1.	Repayment procedures or otherwise with regard to these overdraft transactions shall be subject to terms and conditions set forth in the Application for Opening Specialized Overdraft Account separately submitted to your Bank.

2.	In addition to the repayment stated in the preceding paragraph, I/we may make an optional repayment upon your Bank’s approval. Even in this case, each installment repayment amount shall not change.

Note: This is just an English translation of the following agreements for your reference purpose only.
Article 3 (Interest)
Interest on the overdraft amount shall be calculated with the rate of interest fixed by your Bank and by procedures established by your Bank.
Article 4 (Automatic withdrawal for principal and interest amount)
1.	With regard to the principal amount to be repaid by me/us, your Bank may withdraw such repayment amount from the aforementioned Deposit Account for Repayment on the predetermined repayment date to appropriate it to repayment of my/our obligations.

2.	With regard to the procedures stated in the preceding paragraph, submission of checks, passbook of regular ordinary account and multi-purpose deposit account, and the Application for Withdrawal for such amount shall not be required, despite rules and regulations set forth for current deposit, regular ordinary deposit and multi-purpose deposit transactions.

3.	In the event the amount maintained in the Deposit Account for Repayment is insufficient for the repayment on the repayment date, your Bank may appropriate such amount in the deposit to a partial repayment in such order and manner as your Bank deems proper. Your Bank may take the same procedures stipulated in the preceding two paragraphs of this Article any time after the deposit amount reaches the repayment amount.

4.	Your bank may also withdraw interest, damages and any other money to be deducted that may incur from this borrowing from the Deposit Account for Repayment mutatis mutandis in the manner set forth in the 3rd paragraph of this Article.
Article 5 (Suspension of new transaction, amount reduction, termination)
1.	In the event that any one of the events set forth in each sub-Paragraph in the First Paragraph of Article 5 of the Agreement on Bank Transactions separately submitted to your Bank occurs to me/us, this Agreement shall be automatically terminated without any notice from your Bank. The same shall apply in the event that the floating mortgage securing the obligations hereunder is foreclosed or a notice of

Note: This is just an English translation of the following agreements for your reference purpose only.
attachment as a procedure for collection of tax delinquency is dispatched in respect of the properties offered as the floating mortgage.

2.	In the event that change in financial condition arises, any one of the events set forth in each Sub-Paragraph in the Second Paragraph of Article 5 of the separately submitted Agreement on Bank Transactions occurs and any other events on good grounds occurs, your Bank may, at any time, suspend any new transaction thereafter, reduce the limit of the overdraft, or terminate this Agreement.

3.	When new transactions are suspended in accordance with the preceding paragraph, the expiry date of this Agreement shall not be extended any longer and I/we shall make repayment for the remaining liabilities in accordance with the initial terms and conditions unless otherwise specified by your Bank.

4.	When any transaction hereunder terminates, I/we shall immediately make full repayment of overdraft principals and interests. Also in the event of reduction in the overdraft limit, I/we shall immediately make repayment of the amount in excess of such new limit after reduction.

5.	The repayment stipulated in the preceding paragraph shall be made in the order your Bank may specify.
Article 6 (Submission of notes)
Upon request of your Bank, I/we shall immediately issue promissory note in regard to the overdraft amount in the amount and with the due date specified by your Bank, and submit it to your Bank and will thereafter continue to renew the promissory note until the overdraft become due and payable.
Article 7 (Guaranty)
1.	Guarantor shall be jointly and severally liable with the borrowing party hereto (me/us) for any liabilities which such party owes in regard to the transactions hereunder. With regard to performance of such obligations, guarantor shall agree to comply with terms and conditions set forth in this Agreement as well as each provision of the Agreement on Bank Transactions separately submitted by the guarantor to your Bank.

Note: This is just an English translation of the following agreements for your reference purpose only.
2.	Guarantor shall not claim for immunity for his obligations even if your Bank, at your Bank’s convenience, change or terminate any collateral or other guarantees.

3.	Guarantor shall not set off any obligations he owes to your Bank against his deposit or any other credits with your Bank.

4.	In the event that guarantor performs obligations of guaranty, he shall not exercise any right obtained in subrogation from your Bank without consent of your Bank during the period the transaction with the borrowing party hereto remains outstanding. If so requested by your Bank, he shall transfer such right or right of priority order to your Bank free of charges.

5.	With regard to the liabilities the borrowing party hereto owes to your Bank, if guarantor owes, or will owe in future, any guaranty obligations other than this guaranty, unless other special agreement exists, the total guaranteed amount shall be an aggregated amount of these guaranties and the other guaranties shall not be affected by this guaranty.

Calgon Mitsubishi Chemical Corporation
/s/ Mr. Hidenori Inami
Representative Director

Calgon Carbon Corporation
/s/ Leroy M. Ball
Senior Vice President and Chief Financial Officer

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
/s/ Mr. Takaya Matsumoto
Branch Manager
(All questions that may arise within or without courts of law in regard to the meaning of the words, provisions and stipulations of this Agreement shall be decided in accordance with the Japanese text.)
Note: This translation is for your convenience only, and, if there is any discrepancy or inconsistency between this translation and the original documents written in Japanese, the Japanese original shall be controlling.